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                                                                     EXHIBIT 4.1

                  2000 Amendment to Third Amended and Restated
                  1995 Stock Option Plan of JAKKS PACIFIC, INC.


                  The Third Amended and Restated 1995 Stock Option Plan is hereby amended as follows:

                  1. Capitalized terms are used herein as defined in the Third Amended and Restated 1995 Stock Option Plan of JAKKS Pacific, Inc.

                  2. Section 3 of the Third Amended Plan is amended by replacing the second sentence thereof with the following:

                  The maximum number of shares of Common Stock which may be issued pursuant to Options granted under the Third Amended Plan shall not exceed Three Million Two Hundred Seventy Five Thousand (3,275,000) shares, subject to adjustment in accordance with the provisions of Section 13 hereof.

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                  3. This 2000 Amendment to the Third Amended Plan was adopted by the Board on May 11, 2000, but shall become effective only if and as of the date on which it is ratified and approved by the Company's stockholders in accordance with Section 16 thereof.


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